EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Cindy Knoebel, CFA
VP, Financial & Corporate
Communications
VF Services, Inc.
(336) 424-6189/(212) 841-7141

VF ANNOUNCES RECORD FIRST QUARTER SALES AND EARNINGS PER SHARE,
AND DECLARES DIVIDEND

ALSO ANNOUNCES PLANS TO ACQUIRE VANS, INC.

•	First quarter sales rise 15%; EPS up 12%

•	Inventories down and cash up

•	Nautica adds $.03 per share in quarter

•	Continue to expect record sales and EPS in 2004

VF will hold its first quarter conference call and webcast at 2:00 p.m. EDT. The management of both VF and Vans will be available to discuss the acquisition with investors at 1:30 p.m. EDT. Interested parties should call 800-240-4186, domestic, or 303-262-2194, international, to access both calls. You may also access this call via the Internet at www.vfc.com.

A replay of today’s call will be available through May 11 and can be accessed by dialing 800-405-2236, domestic, and 303-590-3000, international. The pass code is 577599. A replay can also be accessed at the Company’s web site at www.vfc.com.

Greensboro, North Carolina — April 27, 2004 — VF Corporation (NYSE: VFC), the world’s largest apparel company, today announced better than anticipated results for the first quarter. In a separate release made earlier today, VF also announced its plans to acquire Vans, Inc. for a total of approximately $396 million in cash, including the cashout of stock options.

Commented Mackey J. McDonald, chairman and chief executive officer, “We are very pleased by the strength in sales across our businesses this quarter, and by the momentum we are building for the future, as evidenced by today’s exciting announcement. Together with our recently announced plans to acquire the Napapijri® brand, we are clearly positioning our Outdoor coalition and VF for substantial growth.” He noted that sales in most of the Company’s businesses were better than anticipated. “And, we stand to benefit from our exceptionally strong financial position, which will enable us to support our growth plans.”

First quarter sales rose 15%, to $1,432.7 million from $1,250.0 million in the prior year’s first quarter. Net income increased 13% to $103.9 million from $92.1 million, with earnings per share rising 12% to $.93 from $.83. Foreign currency translation benefited sales and earnings per share by $42 million and $.05, respectively, in the quarter.

April 27, 2004

Business Review

Total sales in the quarter rose 15%, a result of strong performance in our Outdoor businesses, solid growth in Jeanswear and Intimates, and the acquisition of Nautica. Sales in the Company’s Outdoor coalition, which includes The North Face®, JanSport® and Eastpak® brands, rose to $125 million in the first quarter of 2004 from $100 million in 2003, an increase of 24%. These results were driven by a sales increase of more than 27% in The North Face® branded products globally and a 19% increase in our Packs business globally.

The contribution to sales and earnings by Nautica was substantially better than anticipated, due largely to a shift in sales from the second quarter to the first. Nautica added approximately $146 million in sales and $.03 per share to first quarter results. Nautica’s men’s sportswear and jeanswear, retail and licensing businesses all exceeded our plans and fall 2004 bookings remain on plan.

Total Jeanswear sales rose 2% to $704 million from $689 million, with particular strength in our U.S. mass market jeans business where sales rose 7%. International jeans sales rose slightly from the prior year level due to favorable currency translations.

Global intimate apparel sales increased 8%, to $249 million in the 2004 quarter from $232 million. Domestic intimate apparel sales rose 9%, due to strength in our mass market and private brands businesses. Sales in our Imagewear coalition declined 8%. Occupational apparel sales declined 9%, while licensed sports apparel sales continued its momentum, climbing 9%.

Profitability was strong in the quarter, with improvements in operating margins across most of our core businesses. Overall operating margins in the quarter reflect the effects of changes in our business mix, for example the addition of Nautica where margins are seasonally lower in the first half of the year. Gross margins in the quarter improved by more than 100 basis points, rising to 38.7% from 37.5%. Reflecting higher operating expenses as a percent of sales, operating margins were 12.0% in the quarter versus 12.2% in the 2003 period.

VF’s balance sheet, liquidity and cash flow remain very strong. Inventories declined 2% during the quarter, despite the addition of Nautica, which added $69 million to inventories. Cash on the balance sheet totaled $552 million versus $515 million at year-end. We plan to initially fund our acquisition of the Vans® and Napapijri® brands using existing cash balances and commercial paper borrowings. Debt as a percent of total capital was 31.8% at the end of the quarter; net of cash, debt was 17.2% of total capital.

Outlook

We continue to expect another record year in sales and earnings in 2004. Excluding the impact of the two acquisitions, we expect sales to rise by as much as 8% and earnings to increase by at least 5%. The Vans® and Napapijri® brand acquisitions could add $230 million to 2004 sales and are currently expected to be neutral to earnings per share this year. “We are very encouraged by our strong first quarter performance, but we hesitate to take a more aggressive stance toward our guidance at this point, as it is still early in the year,” said Mr. McDonald. “In addition, we expect to continue to invest in a variety of additional activities related to executing and fueling our growth plan.”

In terms of the second quarter, we currently expect sales could increase by 10 to 12%, primarily driven by the addition of Nautica and excluding the impact of the two acquisitions. Earnings per share are expected to be flat to up slightly, due to the dilutive impact expected from Nautica in the quarter, which could amount to $.04 per share. This is in line with our previous guidance that Nautica would be

April 27, 2004

essentially neutral to earnings in the first half of the year, with accretion occurring in the second half of the year.

Dividend Declared

The Board of Directors declared a regular quarterly cash dividend of $.26 per share, payable on June 21, 2004 to shareholders of record as of the close of business on June 11, 2004.

Cautionary Statement on Forward-looking Statements

Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; competitive conditions in and financial strength of our customers and of our suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company’s business; the Company’s ability to integrate new acquisitions successfully; the Company’s ability to achieve expected sales and earnings growth from new acquisitions; the Company’s ability to complete its planned divestitures; terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other external economic and political factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

About the Company

VF Corporation is the world’s largest apparel company and a leader in jeanswear, intimate apparel, sportswear, workwear and daypacks. Its brands include Lee®, Wrangler®, Riders®, Rustler®, Vanity Fair®, Vassarette®, Bestform®, Lily of France®, Nautica®, Earl Jean®, John Varvatos®, JanSport®, Eastpak®, The North Face®, Lee Sport® and Red Kap®.

VF Corporation’s press releases, annual report and other information can be accessed through the Company’s website, www.vfc.com.

April 27, 2004

VF CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended
	April 3	April 5
	2004	2003
Net Sales	$1,432,669	$1,250,055
Costs and Operating Expenses
Cost of goods sold	878,393	781,292
Marketing, administrative and general expenses	394,957	322,334
Royalty income and other	(13,240)	(6,330)

	1,260,110	1,097,296

Operating Income	172,559	152,759
Other Income (Expense)
Interest, net	(16,781)	(12,068)
Miscellaneous, net	1,607	731

	(15,174)	(11,337)

Income Before Income Taxes	157,385	141,422
Income Taxes	53,511	49,356

Net Income	$103,874	$92,066

Earnings Per Common Share
Basic	$0.95	$0.84
Diluted	0.93	0.83
Weighted Average Shares Outstanding
Basic	108,730	108,356
Diluted	111,515	110,943
Cash Dividends Per Common Share	$0.26	$0.25

...Continued

April 27, 2004

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	April 3	January 3	April 5
	2004	2004	2003
ASSETS
Current Assets
Cash and equivalents	$551,688	$514,785	$265,340
Accounts receivable, net	747,337	633,863	688,908
Inventories	872,568	932,985	894,116
Other current assets	125,937	126,898	147,234

Total current assets	2,297,530	2,208,531	1,995,598
Property, Plant and Equipment	1,564,833	1,559,846	1,543,312
Less accumulated depreciation	985,446	968,166	982,763

	579,387	591,680	560,549
Intangible Assets	317,293	318,634	2,037
Goodwill	700,170	700,972	475,885
Other Assets	498,541	425,735	398,202

	$4,392,921	$4,245,552	$3,432,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$36,587	$33,948	$58,553
Current portion of long-term debt	1,143	1,144	782
Accounts payable	256,899	315,219	235,758
Accrued liabilities	510,085	521,546	448,428

Total current liabilities	804,714	871,857	743,521
Long-term Debt	956,731	956,383	602,172
Other Liabilities	475,060	436,018	346,818
Redeemable Preferred Stock	28,289	29,987	35,091
Common Stockholders’ Equity
Common Stock	109,458	108,170	107,848
Additional paid-in capital	1,010,395	964,990	931,094
Accumulated other comprehensive income (loss)	(135,529)	(189,455)	(205,400)
Retained earnings	1,143,803	1,067,602	871,127

Total common stockholders’ equity	2,128,127	1,951,307	1,704,669

	$4,392,921	$4,245,552	$3,432,271

...Continued

April 27, 2004

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	April 3	April 5
	2004	2003
Operations
Net income	$103,874	$92,066
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Depreciation	23,963	27,889
Amortization	5,040	2,564
Provision for doubtful accounts	5,615	6,019
Pension expense	(41,182)	(60,655)
Other, net	9,442	13,656
Changes in current assets and liabilities:
Accounts receivable	(122,846)	(100,528)
Inventories	58,486	(54,704)
Accounts payable	(57,504)	(65,683)
Other, net	57,998	3,261

Cash provided (used) by operating activities of continuing operations	42,886	(136,115)
Investments
Capital expenditures	(13,036)	(25,528)
Business acquisitions, net of cash acquired	—	(2,914)
Software purchases	(1,418)	(1,215)
Other, net	377	(4,780)

Cash used by investing activities of continuing operations	(14,077)	(34,437)
Financing
Decrease in short-term borrowings	3,247	(4,119)
Payments on long-term debt	(492)	(102)
Purchase of Common Stock	—	(28,562)
Cash dividends paid	(28,941)	(27,750)
Proceeds from issuance of Common Stock	41,986	455
Other, net	(418)	—

Cash provided (used) by financing activities of continuing operations	15,382	(60,078)
Net Cash Used by Discontinued Operations	(3,136)	(3,651)
Effect of Foreign Currency Rate Changes on Cash	(4,152)	3,254

Net Change in Cash and Equivalents	36,903	(231,027)
Cash and Equivalents — Beginning of Year	514,785	496,367

Cash and Equivalents — End of Period	$551,688	$265,340

...Continued

April 27, 2004

VF CORPORATION
Supplemental Financial Information
Sales by Product Category
(In thousands)

	Three Months Ended
	April 3	April 5
	2004	2003
Jeans and related apparel	$703,784	$688,933
Intimate apparel	249,420	231,789
Sportswear	146,148	—
Outdoor products	124,579	100,385
Occupational apparel	111,510	122,855
Other apparel	97,228	106,093

Total	$1,432,669	$1,250,055

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